March 14, 1995



Dear Boise Cascade Employee:

Because you participate in a Boise Cascade stock fund in one of the company's savings plans, you are entitled to vote the shares held by the plan at the company's annual meeting of shareholders on April 21, 1995. Company employees represent about 17% of Boise Cascade's voting shares, so employee participation in the proxy vote is very important to the outcome. Enclosed are a notice and proxy statement and an annual report, along with a voting instruction card that we hope you will complete.

I would like to draw your attention to one proxy proposal in particular -- the shareholder proposal regarding our classified board -- and to ask for your help.

Specifically, I am asking you to vote against the classified-board proposal.

The classified-board proposal was submitted by the California Public Employees Retirement System, or Calpers. Calpers is the largest state pension fund in the United States and has investments in most public companies, although its investment in Boise Cascade stock is relatively small (about
227,000 shares, or less than 1%). You may have read recent press reports about Calpers and the fact that it has targeted Boise Cascade for special scrutiny.

Boise Cascade's senior management and independent members of our board of directors have been in discussions with repre-sentatives of Calpers over the last four years. The discus-sions centered around two issues -- the company's financial performance and our corporate-governance practices.

With regard to corporate governance, Calpers has generally been satisfied. In fact, at one point Calpers described Boise Cascade as "almost a model of corporate governance." Never during those discussions did Calpers ask us to declassify Boise Cascade's board of directors, as they are now proposing.

Declassification of the board simply means that all board members would be elected every year. We, like more than half of the Fortune 500 companies, have had a classified, or staggered, board for many years, which means that a third of the board is elected each year. We believe that electing directors in classes provides needed continuity as directors join and leave the board. Staggered terms also enhance the board's ability to negotiate in the best interests of all shareholders with any persons seeking to gain control of the company. With a staggered board, a majority of the directors will always have had prior experience as directors of the company.

Calpers' other issue has been the company's financial performance, which they evaluate essentially according to one measure -- five years' total return to shareholders.

Admittedly, over that period of time, Boise Cascade's financial performance was poor. The company's paper business experienced its deepest cyclical downturn in modern postwar history. The paper grades hardest hit were the ones most important to Boise Cascade. Results in our paper business in the early '90s suffered severely.

During that time, however, our other two businesses -- building products and office products distribution -- performed well. And in 1993 and 1994, internal efforts to improve our position in the paper business through cost reduction and product-mix improvement began to mitigate the effects of weak paper prices, even as those prices continued to fall. Indeed, in terms of a two-year time frame rather than Calpers' five-year time frame, Boise Cascade's total return to shareholders exceeded that of the S&P 500 and the S&P Paper and Forest Products Index. We expect strong returns again in 1995 and 1996.

While I am seeking your support, you should know that your voting instructions are completely confidential. The law prohibits the independent tabulator or the trustee from informing any employee or officer of the company as to how any individual employee votes.

Your instructions must be received by Corporate Election
Services no later than 8 a.m. Eastern daylight time, on Thursday, April 20, 1995. Please take this opportunity to exercise your right to vote.

Sincerely,



George J. Harad

GJH/PM50302Cf

Enclosures

Interoffice Memo

                                        Boise Cascade Corporation





March 20, 1995



TO:       Location Managers
          Communicators

FROM:     Vince Hannity

SUBJECT:  Information for Employee Shareholders about the
          Upcoming Proxy Proposal



Boise Cascade has recently distributed its annual proxy statement to employee stockholders, along with a letter from George Harad explaining a classified-board proposal submitted by the California Public Employees Retirement
System, or Calpers.

As always, it's important that employee shareholders understand the importance of voting their shares. This year, they should also know about the company's position regarding the Calpers proposal.

The attached explanation about employee shareholder voting procedures and the Calpers proposal should be shared with employee shareholders at your location. You might want to include it in your location newsletter, post it on bulletin boards, share it at meetings, or send it via E-mail.

If you need additional information, please contact me at
(208) 384-6390.



attachment

               Important information for employees
                   who own Boise Cascade stock


                        WE NEED YOUR HELP


    An institutional investor (Calpers) is making a proposal that deserves your attention

As a shareholder, your vote can help defeat this proposal


About the proposal

A proxy proposal that you should pay special attention to is the classified-board proposal submitted by the California Public Employees Retirement System (Calpers). Calpers is the largest state pension fund in the United States and they have targeted Boise Cascade for special scrutiny the past few years. Although they have referred to BC as "almost a model of corporate governance" in the past, they are now proposing that we declassify our board.

What's declassification?

Declassification of the board means that all board members must be elected every year. Like more than half of the Fortune 500 companies, BC has had a classified, or staggered, board for many years. A classified board has several advantages: it provides needed continuity as directors come and go off the board and it enhances the board's ability to negotiate in the best interests of all shareholders with persons seeking to gain control of the company. With a staggered board, a majority of the directors will always have had prior experience as directors of the company.

A good return to shareholders

Calpers has also targeted the company's financial performance over the past five years, which has admittedly been poor. While our paper business has been hit by the deepest cyclical downturn in modern postwar history, our other two businesses - building products and office products distribution - performed well. In the past two years, in fact, Boise Cascade's total return to shareholders exceeded that of the S&P 500 and the S&P Paper and Forest Products Index. We expect strong returns again in 1995 and 1996.

Who can vote...

Employee shareholders and salaried employees who participate in a Boise Cascade stock fund in one of the company's savings plans (ESOP, SSRP, RSP, or QUEST) are entitled to vote those shares at the company's annual meeting on April 21, 1995. Employee shareholders will receive a notice and proxy statement and an annual report, along with a voting instruction card, in the coming weeks.

If you don't vote your shares, the trustee will vote for you!

All ESOP shares, both allocated-but-not-voted and unallocated, will be voted by the plan trustee in the same proportion to the
shares that are voted.   This same voting procedure applies to
unvoted SSRP, RSP, and QUEST shares.

     Example: If 80% of the shares are voted to defeat the proposal, and 20% of the shares are voted to accept it, the entire block of unvoted shares for that plan will be voted by the trustee 80% against/
     20% for the proposal.


                Please vote against this proposal

We hope this information will help you decide to vote against the classified-board proposal; however, please know that your voting instructions are completely confidential, and in the end, it's your decision.

Your voting instructions must be received by Corporate Election
Services no later than 8 a.m. Eastern daylight time, on Thursday, April 20, 1995.

March 14, 1995                       INSTITUTIONAL COVER LETTER



Dear ______________:

Since ___________________ (name of institution) is a substantial investor in Boise Cascade, I am sending you the company's 1994 Annual Report and 1995 Proxy Statement. I thought you would appreciate receiving these materials at the same time they are being sent directly to holders of record.

I would like to draw your attention to one proxy proposal in particular -- the shareholder proposal regarding our classified board -- which Boise Cascade's board of directors recommends that you vote against.

The classified-board proposal was submitted by the California Public Employees Retirement System, or Calpers. Calpers is the largest state pension fund in the United States and has invest-ments in most public companies, although its investment in Boise Cascade stock is relatively small (about 227,000 shares, or less than 1%). You may have read recent press reports about Calpers and the fact that it has targeted Boise Cascade for special scrutiny.

Boise Cascade's senior management and independent members of our board of directors have been in discussions with representatives of Calpers over the last four years. The discussions centered around two issues -- the company's financial performance and our corporate-governance practices.

With regard to corporate governance, Calpers has generally been satisfied. In fact, at one point Calpers described Boise Cascade as "almost a model of corporate governance." Never during those discussions did Calpers ask us to declassify Boise Cascade's board of directors, as they are now proposing.

Boise Cascade, like more than half of the Fortune 500 companies, has had a classified, or staggered, board for many years. A third of the board is elected each year. We believe that elect-ing directors in classes provides needed continuity as directors join and leave the board. Staggered terms also enhance the board's ability to negotiate in the best interests of all share-holders with any persons seeking to gain control of the company. With a staggered board, a majority of the directors will always have had prior experience as directors of the company.

Calpers' other issue has been the company's financial performance, which they evaluate essentially according to one measure -- five years' total return to shareholders.

Admittedly, over that period of time, Boise Cascade's financial performance was poor. The company's paper business experienced its deepest cyclical downturn in modern postwar history. The paper grades hardest hit were the ones most important to Boise Cascade. Results in our paper business in the early '90s suffered severely.

During that time, however, our other two businesses -- building products and office products distribution -- performed well. And in 1993 and 1994, internal efforts to improve our position in the paper business through cost reduction and product-mix improvement began to mitigate the effects of weak paper prices, even as those prices continued to fall. Indeed, in terms of a two-year time frame rather than Calpers' five-year time frame, Boise Cascade's total return to shareholders exceeded that of the S&P 500 and the S&P Paper and Forest Products Index. We expect strong returns again in 1995 and 1996.

Either I or Vince Hannity, our director of investor relations, will contact you by phone in the next few weeks to address any issues or respond to any questions you may have with regard to this proposal.

On behalf of our board of directors and the management of Boise
Cascade, thank you for your interest and support.

Cordially,



George Harad

VH/PM50302Bf

Enclosures